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NEWS RELEASE
#11

CONTACTS:

Media Relations	Investor Relations
Philippa Dworkin - 585-218-3733	Lisa Schnorr - 585-218-3677
Mike Martin - 585-218-3669

CONSTELLATION BRANDS’ SECOND QUARTER NET SALES
TOP $1 BILLION; COMPANY REPORTS SECOND QUARTER
RESULTS IN LINE WITH EXPECTATIONS

FINANCIAL HIGHLIGHTS

First-ever quarter of net sales above $1 billion
Growth in all categories: sales up 14% from prior year
Reported net income up 127% to $80.6 million
Reported diluted EPS doubled from prior year to $0.69
Comparable basis net income up 24% to $82.0 million
Comparable basis diluted EPS up 11% to $0.71 per share
Net sales for beers and spirits segment up 14%
Net sales for wines segment up 14%
Company affirms full year diluted EPS guidance

FAIRPORT, N.Y., Sept. 30, 2004 - Constellation Brands, Inc. (NYSE: STZ, ASX: CBR), a leading international producer and marketer of beverage alcohol brands, reported record net sales for its second quarter ended Aug. 31, 2004, topping $1 billion for the first time in any quarter since the company was founded in 1945. Net sales increased 14 percent, driven by growth across the company’s businesses of imported beers, spirits, branded wine and its U.K. wholesale business. Currency contributed five percent of the increase.

"We’re pleased with the vibrancy of our beverage alcohol business’ organic growth, and we’re particularly happy about the performance of brands receiving incremental marketing investment in fiscal 2005, including Alice White, Ravenswood, Hardys and Blackstone wines, as well as our strong Corona beer results," stated Richard Sands, Constellation Brands chairman and chief executive officer.  "Fourteen percent growth for our beers and spirits segment was driven by continued strong consumer demand for our entire Mexican beer portfolio. Our wines segment also grew 14 percent, with approximately half of that growth coming from additional distribution and sales of the brands we’re supporting with incremental dollars. We’re committed to growing our brands."
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Constellation’s reported net income increased 127 percent for the second quarter, to $80.6 million, and reported diluted earnings per share doubled to $0.69. Second quarter 2005 and 2004 reported results include restructuring and related charges and net unusual costs of $1.4 million after tax, or $0.02 per share, and $30.8 million after tax, or $0.30 per share, respectively. Net income, on a comparable basis excluding the restructuring and related charges and net unusual costs, increased 24 percent, to $82.0 million, and comparable diluted earnings per share increased 11 percent to $0.71.  Diluted earnings per share growth was impacted by additional shares outstanding, primarily as a result of the company’s equity offerings in July 2003, the proceeds of which were used to pay down debt incurred to partially finance the Hardy acquisition.

Constellation Beers and Spirits Results

Net sales for the quarter grew 14 percent to reach $365.2 million on strong beer and spirits growth.  Beers net sales increased 17 percent driven by volume and the March 2004 price increase for the Mexican beer portfolio, including Corona Extra, Corona Light, Modelo Especial, Negra Modelo and Pacifico. Additional marketing support also contributed to the growth of the Mexican portfolio.

Spirits net sales increased five percent on a two percent rise in branded spirits and strong growth in production services. Skol and Fleischmann’s Vodkas, the 99 cordials line and Black Velvet Canadian Whisky were among the brands that contributed to the increase in branded spirits sales.

Operating income for Constellation Beers and Spirits grew 20 percent to reach $83.8 million for the second quarter, due primarily to higher net sales.

Constellation Wines Results

Net sales for the quarter grew 14 percent, to $671.7 million, driven by growth in branded wine net sales and the U.K. wholesale business, as well as a seven percent favorable impact from currency.

Branded wine net sales increased eight percent, to reach $413.6 million, driven by volume growth and a four percent benefit from currency. The company’s Australian wine portfolio grew in all of the key markets - U.S., U.K. and Australia.  Branded wine net sales in Australia grew 18 percent including an eight percent benefit from currency, with strong volume gains from Banrock Station, Hardys, Renmano and Stanley.

Branded wine net sales in Europe grew 25 percent, including a 14 percent benefit from currency, with volume gains from Banrock Station, Hardys and Stowells. The demand for Australian wine continues to increase throughout the continent and Constellation continues to benefit from this trend.

Branded wine net sales in the U.S. declined two percent as year ago net sales benefited from the launch of new products. Excluding the impact of these new product introductions, U.S. branded wine net sales increased three percent year-over-year as the company continues to benefit from greater consumer demand for premium brands including Ravenswood, Simi and Franciscan Oakville Estate.

Wholesale and other net sales increased 25 percent driven by strong U.K. wholesale volume and a 13 percent benefit from currency.

Operating income for Constellation Wines for the second quarter increased slightly to reach $87.7 million. Operating margins declined on a percentage basis for the quarter due primarily to a change in the sales mix, with a significant increase in net sales coming from the U.K. wholesale business and lower margin wine products.

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2004 California Wine Grape Harvest

"Wine grape growing conditions in California over the past year have contributed to this year’s early harvest and lighter volume. We believe that this is likely to result in spot prices firming, which should be good for the industry," explained Sands. "This year’s California harvest is yielding a quality wine grape crop, and we believe our consumers will experience an excellent vintage. Overall, we feel very good about the 2004 U.S. wine grape harvest."

Summary

"Our business is robust," said Sands. "By making incremental investments to leverage the power of our extensive beverage alcohol portfolio, we are focusing our core competencies on goals to gain distribution and strengthen our competitive position while capitalizing on consumer-driven consumption trends."

About Constellation

Constellation Brands, Inc. is a leading international producer and marketer of beverage alcohol brands with a broad portfolio across the wine, spirits and imported beer categories. Well-known brands in Constellation’s portfolio include: Corona Extra, Pacifico, St. Pauli Girl, Black Velvet, Fleischmann’s, Mr. Boston, Paul Masson Grande Amber Brandy, Franciscan Oakville Estate, Estancia, Simi, Ravenswood, Blackstone, Banrock Station, Hardys, Nobilo, Alice White, Vendange, Almaden, Arbor Mist, Stowells and Blackthorn.

Quarterly Conference Call

A conference call to discuss second quarter fiscal 2005 results will be hosted by Chairman and Chief Executive Officer Richard Sands and Executive Vice President and Chief Financial Officer Tom Summer on Thursday, Sept. 30, 2004 at 5:00 p.m. (Eastern). The conference call can be accessed by dialing + 412-858-4600 beginning 10 minutes prior to the start of the call. A live listen-only web cast of the conference call, together with a copy of this press release (including the attachments) and other financial information that may be discussed in the call are available on the Internet at Constellation’s web site: www.cbrands.com under "Investors."

Explanations

Net income and diluted earnings per share on a comparable basis exclude restructuring and related charges and net unusual costs. The company discusses results on a comparable basis in order to give investors better insight on underlying business trends from continuing operations.

A table reconciling these measures, as well as other related financial measures to reported results, is included in this release. For a detailed discussion of these items, please see the section "Items Affecting Comparability" following the financial statements. The company’s measure of segment profitability excludes restructuring and related charges and net unusual costs, which is consistent with the measure used by management to evaluate results.

Outlook

The following table sets forth management’s current diluted earnings per share expectations both on a reported basis and comparable basis for the third quarter ending Nov. 30, 2004 and fiscal year ending Feb. 28, 2005. The table also includes actual diluted earnings per share both on a reported basis and comparable basis for the same periods a year ago. A reconciliation of reported information to comparable information is included in this media release.

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Constellation Brands Third Quarter and Fiscal Year 2005
Diluted Earnings Per Share Outlook

	Reported Basis		Comparable Basis
	FY05 Estimate	FY04 Actual	FY05 Estimate	FY04 Actual
Third Quarter Ending Nov. 30	$0.80 - $0.84	$0.73	$0.82 - $0.86	$0.80
Full Year Ending Feb. 28/29	$2.50 - $2.55	$2.06	$2.62 - $2.67	$2.49

FORWARD-LOOKING STATEMENTS

The statements made under the heading Outlook (collectively, the "Outlook"), as well as all other statements set forth in this press release which are not historical facts, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by the forward-looking statements.

During the quarter, Constellation may reiterate the estimates set forth above under the heading Outlook. Prior to the start of the company’s quiet period, beginning Nov. 17, the public can continue to rely on the Outlook as still being Constellation’s current expectations on the matters covered, unless Constellation publishes a notice stating otherwise.

Beginning Nov. 17, 2004, Constellation will observe a "quiet period" during which the Outlook no longer constitutes the company’s current expectations. During the quiet period, the Outlook should be considered to be historical, speaking as of prior to the quiet period only, and not subject to update by the company.

The company’s forward-looking statements are based on management’s current expectations and, unless otherwise noted, do not take into account the impact of any future acquisition, merger or any other business combination, divestiture or financing that may be completed after the date of this release. Any projections of future results of operations, and in particular, (i) the company’s estimated diluted earnings per share on a reported basis for third quarter 2005 and fiscal 2005, and (ii) the company’s estimated diluted earnings per share on a comparable basis for third quarter 2005 and fiscal 2005, should not be construed in any manner as a guarantee that such results will in fact occur. In addition to the risks and uncertainties of ordinary business operations, the forward-looking statements of the company contained in this press release are also subject to the following risks and uncertainties: the company achieving certain sales projections and meeting certain cost targets; wholesalers and retailers may give higher priority to products of the company’s competitors; raw material supply, production or shipment difficulties could adversely affect the company’s ability to supply its customers; increased competitive activities in the form of pricing, advertising and promotions could adversely impact consumer demand for the company’s products and/or result in higher than expected selling, general and administrative expenses; a general decline in alcohol consumption; increases in excise and other taxes on beverage alcohol products; and changes in foreign currency exchange rates. For additional information about risks and uncertainties that could adversely affect the company’s forward-looking statements, please refer to the company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended Feb. 29, 2004.

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CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	August 31, 2004	February 29, 2004
ASSETS
CURRENT ASSETS:
Cash and cash investments	$9,768	$37,136
Accounts receivable, net	789,081	635,910
Inventories, net	1,318,748	1,261,378
Prepaid expenses and other	176,999	137,047
Total current assets	2,294,596	2,071,471
PROPERTY, PLANT AND EQUIPMENT, net	1,061,278	1,097,362
GOODWILL	1,491,925	1,540,637
INTANGIBLE ASSETS, net	720,037	744,978
OTHER ASSETS	87,814	104,225
Total assets	$5,655,650	$5,558,673

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
Notes payable to banks	$193,596	$1,792
Current maturities of long-term debt	79,343	267,245
Accounts payable	403,073	270,291
Accrued excise taxes	69,598	48,465
Other accrued expenses and liabilities	457,658	442,009
Total current liabilities	1,203,268	1,029,802
LONG-TERM DEBT, less current maturities	1,720,588	1,778,853
DEFERRED INCOME TAXES	197,835	187,410
OTHER LIABILITIES	152,790	184,989
STOCKHOLDERS' EQUITY	2,381,169	2,377,619
Total liabilities and stockholders' equity	$5,655,650	$5,558,673

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CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
ON A REPORTED BASIS
(in thousands, except per share data)

	For the Three	For the Three
	Months Ended	Months Ended	Percent
	August 31, 2004	August 31, 2003	Change
Sales	$1,300,242	$1,150,517	13%
Excise taxes	(263,301)	(239,453)	10%
Net sales	1,036,941	911,064	14%
Cost of product sold	(747,258)	(670,532)	11%
Gross profit	289,683	240,532	20%
Selling, general and administrative expenses	(132,355)	(127,293)	4%
Restructuring and related charges	(1,169)	(17,083)	-93%
Operating income	156,159	96,156	62%
Gain on change in fair value of derivative instruments	-	-	N/A
Equity in earnings of equity method investees	200	511	-61%
Interest expense, net	(30,400)	(41,098)	-26%
Income before income taxes	125,959	55,569	127%
Provision for income taxes	(45,345)	(20,005)	127%
Net income	80,614	35,564	127%
Dividends on preferred stock	(2,451)	(844)	190%
Income available to common stockholders	$78,163	$34,720	125%

Earnings per common share:
Basic - Class A Common Stock	$0.73	$0.36	103%
Basic - Class B Common Stock	$0.67	$0.32	109%
Diluted	$0.69	$0.34	103%

Weighted average common shares outstanding:
Basic - Class A Common Stock	95,451	86,502	10%
Basic - Class B Common Stock	12,049	12,070	0%
Diluted	116,147	104,131	12%

Segment Information:
Net sales:
Constellation Beers and Spirits
Imported beers	$289,137	$247,414	17%
Spirits	76,080	72,504	5%
Net sales	$365,217	$319,918	14%
Constellation Wines
Branded wine	$413,563	$383,885	8%
Wholesale and other	258,161	207,261	25%
Net sales	$671,724	$591,146	14%
Consolidated net sales	$1,036,941	$911,064	14%

Operating income:
Constellation Beers and Spirits	$83,811	$70,117	20%
Constellation Wines	87,745	84,413	4%
Corporate Operations and Other	(13,256)	(10,238)	29%
Restructuring and related charges and unusual costs (a)	(2,141)	(48,136)	-96%
Consolidated operating income	$156,159	$96,156	62%

(a) Restructuring and related charges and unusual costs for Second Quarter 2005 include restructuring and related charges of $1,169, and the flow through of inventory step-up associated with the Hardy acquisition of $972.
Restructuring and related charges and unusual costs for Second Quarter 2004 include the flow through of inventory step-up associated with the Hardy acquisition of $9,017, financing costs of $5,209 and restructuring and related charges of $33,910.

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CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
ON A REPORTED BASIS
(in thousands, except per share data)

	For the Six	For the Six
	Months Ended	Months Ended	Percent
	August 31, 2004	August 31, 2003	Change
Sales	$2,474,557	$2,140,757	16%
Excise taxes	(510,311)	(456,891)	12%
Net sales	1,964,246	1,683,866	17%
Cost of product sold	(1,424,101)	(1,234,249)	15%
Gross profit	540,145	449,617	20%
Selling, general and administrative expenses	(270,783)	(235,095)	15%
Restructuring and related charges	(2,782)	(19,399)	-86%
Operating income	266,580	195,123	37%
Gain on change in fair value of derivative instruments	-	1,181	-100%
Equity in earnings of equity method investees	262	839	-69%
Interest expense, net	(60,681)	(80,341)	-24%
Income before income taxes	206,161	116,802	77%
Provision for income taxes	(74,218)	(42,049)	77%
Net income	131,943	74,753	77%
Dividends on preferred stock	(4,902)	(844)	481%
Income available to common stockholders	$127,041	$73,909	72%

Earnings per common share:
Basic - Class A Common Stock	$1.20	$0.78	54%
Basic - Class B Common Stock	$1.09	$0.71	54%
Diluted	$1.14	$0.75	52%

Weighted average common shares outstanding:
Basic - Class A Common Stock	95,085	83,655	14%
Basic - Class B Common Stock	12,054	12,071	0%
Diluted	115,588	99,916	16%

Segment Information:
Net sales:
Constellation Beers and Spirits
Imported beers	$526,033	$454,678	16%
Spirits	155,371	142,709	9%
Net sales	$681,404	$597,387	14%
Constellation Wines
Branded wine	$777,446	$694,365	12%
Wholesale and other	505,396	392,114	29%
Net sales	$1,282,842	$1,086,479	18%
Consolidated net sales	$1,964,246	$1,683,866	17%

Operating income:
Constellation Beers and Spirits	$151,663	$130,000	17%
Constellation Wines	155,404	145,436	7%
Corporate Operations and Other	(25,125)	(20,309)	24%
Restructuring and related charges and unusual costs (a)	(15,362)	(60,004)	-74%
Consolidated operating income	$266,580	$195,123	37%

(a) Restructuring and related charges and unusual costs for Six Months 2005 include financing costs of $10,313, restructuring and related charges of $2,782, and the flow through of inventory step-up associated with the Hardy acquisition of $2,267. Restructuring and related charges and unusual costs for Six Months 2004 include the flow through of inventory step-up associated with the Hardy acquisition of $14,534, financing costs of $9,244 and restructuring and related charges of $36,226.

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CONSTELLATION BRANDS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

	For the Six	For the Six
	Months Ended	Months Ended
	August 31, 2004	August 31, 2003

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$131,943	$74,753

Adjustments to reconcile net income to net cash used in
operating activities:
Depreciation of property, plant and equipment	43,311	38,902
Deferred tax provision	14,884	2,811
Amortization of intangible and other assets	5,756	14,041
Loss on disposal of assets	2,813	468
Noncash portion of loss on extinguishment of debt	1,799	800
Stock-based compensation expense	53	183
Amortization of discount on long-term debt	35	28
Equity in earnings of equity method investees	(262)	(839)
Gain on change in fair value of derivative instruments	-	(1,181)
Change in operating assets and liabilities, net of effects
from purchases of businesses:
Accounts receivable, net	(169,792)	(99,984)
Inventories, net	(119,808)	77,826
Prepaid expenses and other current assets	(36,251)	14,155
Accounts payable	145,195	(44,289)
Accrued excise taxes	22,085	13,906
Other accrued expenses and liabilities	20,502	(13,305)
Other, net	(8,113)	10,140
Total adjustments	(77,793)	13,662
Net cash provided by operating activities	54,150	88,415

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(50,910)	(46,444)
Payment of accrued earn-out amount	(1,339)	(978)
Proceeds from sale of assets	1,024	10,150
Purchases of businesses, net of cash acquired	-	(1,069,166)
Proceeds from sale of marketable equity securities	-	777
Net cash used in investing activities	(51,225)	(1,105,661)

CASH FLOWS FROM FINANCING ACTIVITIES:
Principal payments of long-term debt	(234,676)	(1,021,688)
Payment of preferred stock dividends	(4,902)	-
Payment of issuance costs of long-term debt	(901)	(33,473)
Net proceeds from notes payable	192,472	32,407
Exercise of employee stock options	17,351	15,227
Proceeds from employee stock purchases	2,432	1,817
Proceeds from issuance of long-term debt	-	1,600,000
Proceeds from equity offerings, net of fees	-	426,359
Net cash (used in) provided by financing activities	(28,224)	1,020,649

Effect of exchange rate changes on cash and cash investments	(2,069)	30,252

NET (DECREASE) INCREASE IN CASH AND CASH INVESTMENTS	(27,368)	33,655
CASH AND CASH INVESTMENTS, beginning of period	37,136	13,810
CASH AND CASH INVESTMENTS, end of period	$9,768	$47,465

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RECONCILIATION OF REPORTED AND COMPARABLE HISTORICAL INFORMATION
(in thousands, except per share data)

Comparable measures are provided because management uses this information in evaluating the results of the continuing operations of the Company and internal goal setting. In addition, the Company believes this information provides investors better insight on underlying business trends and results in order to evaluate year over year financial performance. As such, an increase in cost of goods sold resulting from the flow through of inventory step-up associated with the Hardy acquisition, the imputed interest charge associated with the Hardy acquisition, financing costs, restructuring and related charges (including exiting the U.S. commodity concentrate product line), gains on changes in fair value of derivative instruments, and the relief from certain excise tax, duty and other costs incurred in prior years are excluded from comparable results. You may also visit the Company's website at www.cbrands.com under Investors/Financial Information/Financial Reports for a historical reconciliation between reported and comparable information.

	For the Three		For the Three		For the Six		For the Six
	Months Ended		Months Ended		Months Ended		Months Ended
	August 31, 2004	Margin	August 31, 2003	Margin	August 31, 2004	Margin	August 31, 2003	Margin

Reported net sales	$1,036,941	100.0%	$911,064	100.0%	$1,964,246	100.0%	$1,683,866	100.0%

Reported gross profit	$289,683	27.9%	$240,532	26.4%	$540,145	27.5%	$449,617	26.7%
Inventory step-up	972	0.1%	9,017	1.0%	2,267	0.1%	14,534	0.9%
Concentrate inventory write-down	-	0.0%	16,827	1.8%	-	0.0%	16,827	1.0%
Comparable gross profit	$290,655	28.0%	$266,376	29.2%	$542,412	27.6%	$480,978	28.6%

Reported operating income	$156,159	15.1%	$96,156	10.6%	$266,580	13.6%	$195,123	11.6%
Financing costs	-	0.0%	5,209	0.6%	10,313	0.5%	9,244	0.5%
Restructuring and related charges	1,169	0.1%	17,083	1.9%	2,782	0.1%	19,399	1.2%
Inventory step-up	972	0.1%	9,017	1.0%	2,267	0.1%	14,534	0.9%
Concentrate inventory write-down	-	0.0%	16,827	1.8%	-	0.0%	16,827	1.0%
Comparable operating income	$158,300	15.3%	$144,292	15.8%	$281,942	14.4%	$255,127	15.2%

Reported net income	$80,614	7.8%	$35,564	3.9%	$131,943	6.7%	$74,753	4.4%
Financing costs	-	0.0%	3,334	0.4%	6,601	0.3%	5,916	0.4%
Restructuring and related charges	748	0.1%	10,933	1.2%	1,780	0.1%	12,416	0.7%
Inventory step-up	622	0.1%	5,771	0.6%	1,451	0.1%	9,302	0.6%
Concentrate inventory write-down	-	0.0%	10,769	1.2%	-	0.0%	10,769	0.6%
Imputed interest charge	-	0.0%	-	0.0%	-	0.0%	1,061	0.1%
Gain on derivative instruments	-	0.0%	-	0.0%	-	0.0%	(756)	0.0%
Comparable net income	$81,984	7.9%	$66,371	7.3%	$141,775	7.2%	$113,461	6.7%

Reported diluted earnings per share	$0.69		$0.34		$1.14		$0.75
Financing costs	-		0.03		0.06		0.06
Restructuring and related charges	0.01		0.10		0.02		0.12
Inventory step-up	0.01		0.06		0.01		0.09
Concentrate inventory write-down	-		0.10		-		0.11
Imputed interest charge	-		-		-		0.01
Gain on derivative instruments	-		-		-		(0.01)
Comparable diluted earnings per share (1)	$0.71		$0.64		$1.23		$1.14

(1) May not sum due to rounding as each item is computed independently.

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RECONCILIATION OF REPORTED AND COMPARABLE DILUTED EARNINGS PER SHARE GUIDANCE

	Range for the Quarter		Range for the Year
	Ending November 30, 2004		Ending February 28, 2005

Forecasted reported diluted earnings per share	$0.80	$0.84	$2.50	$2.55
Inventory step-up	0.01	0.01	0.03	0.03
Financing costs - Call of senior notes	-	-	0.06	0.06
Restructuring and related charges	0.01	0.01	0.03	0.03
Forecasted comparable diluted earnings per share	$0.82	$0.86	$2.62	$2.67

	Actual For the Three Months Ended November 30, 2003		Actual For the Year Ended February 29, 2004

Reported diluted earnings per share	$0.73		$2.06
Excise tax, duty and other costs	-		(0.06)
Inventory step-up	0.02		0.13
Concentrate inventory write-down	-		0.10
Financing costs	0.01		0.07
Restructuring and related charges	0.05		0.19
Imputed interest charge	-		0.01
Gain on derivative instruments	-		(0.01)
Comparable diluted earnings per share (1)	$0.80		$2.49

(1) May not sum due to rounding as each item is computed independently.

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ATTACHMENTS TO CONSTELLATION BRANDS SECOND QUARTER
FISCAL 2005 MEDIA RELEASE

ITEMS AFFECTING COMPARABILITY FOR FISCAL 2005
Financing costs - Call (Redemption) of senior notes - On Feb. 10, 2004, the company called its $200,000,000 8.5% senior subordinated notes due 2009 which were redeemed March 2004. In connection with this redemption, the company incurred an unusual charge in the first quarter of fiscal 2005 related to the call premium and the remaining unamortized financing fees associated with the original issuance of the bonds. The company expects to incur a charge of $0.06 per share for fiscal 2005.
Restructuring and related charges - In connection with the further realignment of business operations within the company’s wine division, the company expects restructuring and related charges of approximately $0.03 per share for fiscal 2005.
Inventory step-up - The Hardy acquisition resulted in an allocation of purchase price in excess of book value to certain inventory on hand at the date of purchase. This allocation of purchase price in excess of book value is referred to as inventory step-up. The inventory step-up represents an assumed manufacturing profit attributable to Hardy preacquisition. For inventory produced and sold after the acquisition date, the related manufacturer’s profit accrues to the company. As a result of final appraisals, the company expects the flow through of inventory step-up to have a negative impact of approximately $0.03 per share for fiscal 2005.

ITEMS AFFECTING COMPARABILITY FOR FISCAL 2004
Excise tax, duty and other costs - In the fourth quarter of fiscal 2004, the company recognized a net benefit of $10.4 million related to relief from certain excise taxes, duty and other costs incurred in prior years. The net $10.4 million is comprised of a $9.2 million increase in net sales, a $2.3 million reduction in cost of product sold and a $1.1 million increase in SG&A. This had a positive impact of approximately $0.06 per share for fiscal 2004.
Inventory step-up - The flow through of inventory step-up had an impact of approximately $0.13 per share for fiscal 2004.
Concentrate inventory write-down - The company made a decision to exit the U.S. commodity concentrate product line - located in Madera, California. The commodity concentrate product line was facing declining sales and profits and was not part of the company’s core business, beverage alcohol. The company continues to produce and sell value-added, proprietary products such as MegaColors. The charge for the write-down of concentrate inventory was $0.10 per share for fiscal 2004. In addition, and related to exiting this product line, the company expects to record restructuring and related charges of approximately $0.17 per share, of which $0.14 was recorded in fiscal 2004 and $0.03 will be recorded in fiscal 2005.
Financing costs - Hardy acquisition - In connection with the Hardy acquisition, the company recorded amortization expense for deferred financing costs associated with noncontinuing financing, primarily related to the bridge loan agreement. This charge was $0.07 per share for fiscal 2004.
Restructuring and related charges - Restructuring and related charges resulted from the realignment of business operations in the company’s wine division, as previously announced in the fourth quarter of fiscal 2003, and exiting the commodity concentrate product line. The company incurred total charges of approximately $0.19 per share for fiscal 2004 ($0.05 for realignment of businesses and $0.14 for exiting the commodity concentrate product line).
Imputed interest charge - In connection with the Hardy acquisition and in accordance with purchase accounting, the company was required to take a one-time imputed interest charge for the time period between when the company obtained control of Hardy and the date it paid Hardy shareholders. The company incurred a charge of $0.01 per share for fiscal 2004.
Gain on change in fair value of derivative instruments - In connection with the Hardy acquisition, the company entered into derivative instruments to cap the cost of the acquisition in U.S. dollars. The company recorded a gain in the first quarter, which represented the net change in value of the derivative instruments from the beginning of the first quarter until the date Hardy shareholders were paid. The company recorded a gain of $0.01 per share for fiscal 2004.

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